Exhibit 4(gg)
BANK OF AMERICA CORPORATION

FIRST SUPPLEMENTAL INDENTURE
Dated as of February 23, 2011
Supplementing the Senior Debt Securities Amended and Restated Indenture,
dated as of July 1, 2001, between
Bank of America Corporation and The Bank of New York Mellon Trust Company, N.A.
(successor trustee to The Bank of New York), as Trustee

     THIS FIRST SUPPLEMENTAL INDENTURE, dated as of February 23, 2011 (the “First Supplemental Indenture”), is made by and between BANK OF AMERICA CORPORATION, a Delaware Corporation (the “Company”), and THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., a national banking association (the “Trustee”), under the Indenture referred to herein.
WITNESSETH:
     WHEREAS, the Company and the Trustee previously executed and delivered a Senior Debt Securities Amended and Restated Indenture, dated as of July 1, 2001 (the “Indenture”);
     WHEREAS, pursuant to the Indenture, the Company has issued and the Trustee has authenticated and delivered one or more series of the Company’s senior debt securities (the “Notes”) and anticipates additional issues in the future;
     WHEREAS, the Company has determined that it is advisable and in the interests of the Company and the holders of its senior unsecured debt to be issued under the Indenture that the Indenture be amended and supplemented to permit and authorize additional officers of the Company to execute and deliver notes evidencing the debt issued under the Indenture;
     WHEREAS, Section 10.01(d) of the Indenture provides that the Company and the Trustee may amend the Indenture without consent of the holders of the Notes in order to cure any ambiguity or to correct or supplement any provision contained in the Indenture which may be defective or inconsistent with any other provisions contained in the Indenture or to make such other provisions in regard to matters or questions arising under the Indenture as shall not adversely affect the interests of holders of the Notes, including provisions necessary or desirable to provide for or facilitate the administration of the trusts under the Indenture;
     WHEREAS, Section 10.01(f) of the Indenture provides that the Company and the Trustee may amend the Indenture without consent of the holders of the Notes in order to change or eliminate any of provision of the Indenture, provided that any such change or elimination shall not adversely apply to any Notes outstanding;
     WHEREAS, pursuant to Section 7.07, Section 10.03 and Section 14.04 of the Indenture, the Trustee is fully protected in relying on an Officers’ Certificate and an Opinion of Counsel as conclusive evidence that this First Supplemental Indenture complies with the provisions of Article Ten of the Indenture and that all conditions precedent provided for in the Indenture relating to the execution and delivery of this First Supplemental Indenture have been complied with, and based upon that reliance, the Trustee has agreed to enter into this First Supplemental Indenture; and
     WHEREAS, this First Supplemental Indenture has been duly authorized by a Board Resolution and all other all necessary corporate action on the part of the Company.

     NOW, THEREFORE, the Company and the Trustee agree as follows for the equal and ratable benefit of the holders of the Notes:
ARTICLE I
AMENDMENTS AND ADDITIONAL TERMS
     SECTION 1.1 Definitions.
     Definitions in Section 1.01 of the Indenture for the terms set forth below shall be amended as described herein.
(i)	The present definition of “Authorized Officer is hereby deleted in its entirety and replaced with the following:
          “The term “Authorized Officer” means any of the following officers of the Company: the Chief Executive Officer, the Chairman of the Board of Directors, the President, the Chief Financial Officer, the Treasurer, the Secretary and any other officer or officers of the Company designated in writing by or pursuant to the authority of the Company’s Board of Directors as an Authorized Officer.”
(ii)	The present definition of “Officers’ Certificate” is hereby deleted in its entirety and replaced with the following:
          “The term “Officer’s Certificate” means a certificate signed by any Authorized Officer and delivered to the Trustee.”
Any reference in the Indenture to “Officers’ Certificate” shall be replaced by “Officer’s Certificate”.
(iii)	The present definition of “Person” is hereby amended by adding the words “limited liability company,” after “corporation” and before “partnership”.
     SECTION 1.2 Execution of Notes. Section 2.04 of the Indenture hereby is amended by deleting the first sentence of present Section 2.04 and inserting the following in lieu thereof:
     “The Notes shall be signed on behalf of the Company by one of its Authorized Officers under its corporate seal and attested by the Company’s Secretary or one of its Assistant Secretaries.”

ARTICLE II
MISCELLANEOUS
     SECTION 2.1 Indenture Remains in Full Force and Effect. Except as supplemented hereby, all provisions in the Indenture shall remain in full force and effect.
     SECTION 2.2 Indenture and Supplemental Indentures Construed Together. This First Supplemental Indenture is an indenture supplemental to and in implementation of the Indenture, and the Indenture and this First Supplemental Indenture shall henceforth be read and construed together.
     SECTION 2.3 Confirmation and Preservation of Indenture. The Indenture as supplemented by this First Supplemental Indenture is in all respects confirmed and preserved.
     SECTION 2.4 Conflict with Trust Indenture Act. If any provision of this First Supplemental Indenture limits, qualifies or conflicts with any provision of the Trust Indenture Act (“TIA”) that is required under the TIA to be part of and govern any provision of this First Supplemental Indenture, the provision of the TIA shall control. If any provision of this First Supplemental Indenture modifies or excludes any provision of the TIA that may be so modified or excluded, the provision of the TIA shall be deemed to apply to the Indenture as so modified or to be excluded by this First Supplemental Indenture, as the case may be.
     SECTION 2.5 Severability. In case any provision in this First Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
     SECTION 2.6 Terms Defined in the Indenture. All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Indenture.
     SECTION 2.7 Headings. The Article and Section headings of this First Supplemental Indenture have been inserted for convenience of reference only, are not to be considered part of this First Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.
     SECTION 2.8 Benefits of First Supplemental Indenture, etc. Nothing in this First Supplemental Indenture or the Notes, express or implied, shall give to any Person, other than the parties hereto and thereto and their successors hereunder and thereunder and the holders of the Notes, any benefit of any legal or equitable right, remedy or claim under the Indenture, this First Supplemental Indenture or the Notes.
     SECTION 2.9 Certain Duties and Responsibilities of the Trustee.
     (a) In entering into this First Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability or affording protection to the Trustee, whether or not elsewhere herein so provided.
     (b) The recitals contained herein shall be taken as the statements of the Company, and the Trustee assumes no responsibility for the correctness of the same. The Trustee makes no representations as to the validity or sufficiency of this First Supplemental Indenture.
     SECTION 2.10 Counterparts. The parties may sign any number of copies of this First Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.
     SECTION 2.11 Governing Law. This First Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby.
     SECTION 2.12 Effective Date. This First Supplemental Indenture shall be effective on the date first set forth above.
[Signature Page Follows]

     IN WITNESS WHEREOF, the parties have caused this First Supplemental Indenture to be duly executed effective as of the date set forth above.

BANK OF AMERICA CORPORATION
By:	/S/ ANGELA C. JONES
	Name:	Angela C. Jones
	Title:	Senior Vice President

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A. as Trustee
By:	/S/ TINA D. GONZALEZ
	Name:	Tina D. Gonzalez
	Title:	Vice President